ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

| Filed in the office of | Document Number 20090609963-44 |
|---|---|
| Ross Miller Secretary of State State of Nevada | Filing Date and Time 08/11/2009 9:12 AM |
| | Entity Number C20292-1998 |

# Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

**This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation**
**(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)**
**(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)**

1. Name of Nevada entity as last recorded in this office:

MAVERICK MINERALS CORPORATION

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☒ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☒ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☒ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

# AMENDED AND RESTATED ARTICLES OF INCORPORATION OF MAVERICK MINERALS CORPORATION

## ARTICLE I
(Name)

The name of the Corporation is Maverick Minerals Corporation (the "Corporation").

## ARTICLE II
(Registered Office and Registered Agent)

The registered office of the Corporation is 1495 Ridgeview Drive, Suite 220, Reno, NV 89519-6334 and the name of the registered agent at such address is Michael J. Morrison, CHTD.

## ARTICLE III
(Capital)

The aggregate number of shares that the Corporation will have authority to issue is Eight Hundred Fifty Million (850,000,000), of which Seven Hundred and Fifty Million (750,000,000) shares will be common stock ("Common Stock"), with a par value of $0.001 per share, and One Hundred Million (100,000,000) shares will be preferred stock, with a par value of $0.001 per share ("Preferred Stock").

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

(a) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f) Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share for share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

(g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors of the Corporation.

In the even of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

**ARTICLE IV**
**(Board of Directors)**

The affairs of the Corporation shall be managed by or under the authority of the Board of Directors of the Corporation consisting of no less than one director. The number of directors may be increased or decreased from time to time in accordance with the Bylaws of the Corporation. The election of directors shall be done in accordance with the Bylaws.

## ARTICLE V
## (Purpose)

The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are to engage in any lawful activity.

## ARTICLE VI
## (Acquisition of Controlling Interest)

The Corporation elects not to be governed by Nevada Revised Statutes ("NRS") 78.378 to 78.3793, inclusive.

## ARTICLE VII
## (Combinations with Interested Stockholders)

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

## ARTICLE VIII
## (Liability)

To the fullest extent permitted by Chapter 78 of NRS, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this Article will not eliminate or limit the liability of:

(a) a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) a director for the payment of distributions in violation of NRS 78.300.

Any amendment or repeal of this Article will not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to such amendment or repeal.

## ARTICLE IX
## (Indemnification)

(a) **Right to Indemnification**. The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving as a director or officer of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs,

charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

(b) **Inurement.** The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Article, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

(c) **Non-exclusivity of Rights.** The right to indemnification and to the advancement of expenses conferred by this Article are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, these Amended and Restated Articles of Incorporation or otherwise.

(d) **Other Sources.** The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

(e) **Advancement of Expenses.** The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such Indemnitee to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that he or she is not entitled to be indemnified for such expenses.

Dated this 6th day of August, 2009.

/S/ Robert J. Kinloch

Robert J. Kinloch
President, Chief Executive Officer and Chief Financial Officer and Sole Director

The Sole Director of the Corporation has approved the Amended and Restated Articles of Incorporation.